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                                                                   EXHIBIT 10.69

OSTEOTECH INC.
INNOVATORS IN MUSCULOSKELETAL SCIENCE

THE MANAGEMENT PERFORMANCE BONUS PLAN

OSTEOTECH, INC.

OVERVIEW OF THE MANAGEMENT PERFORMANCE PLAN                            JUNE 2006

     Osteotech's Management Performance Bonus Plan is designed to focus attention on and motivate the achievement of annual Company performance objectives.

     This document explains how the Management Performance Bonus Plan works. It will answer many of your questions about the mechanics of the Plan and provide the information you need to understand how performance affects your earnings.

ELIGIBILITY

     Position responsibilities and the ability to directly influence Company performance are the key criteria used to determine participation in the Management Performance Bonus Plan.

     Eligibility to participate in the Management Performance Bonus Plan is extended to Officers, Sr. Directors/Directors and named senior managers. Eligibility for an award is based 100% upon the accomplishment of the OTI performance measures, as established on an annual basis.

PLAN EFFECTIVE DATE

     The Plan is effective January 1, 2006. This Plan supersedes all prior programs and previously agreed to terms for incentive compensation, with the exception of certain sales management.

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PLAN OBJECTIVES

     The Management Performance Bonus Plan rewards the achievement of pre-established annual OTI performance objectives.

     Osteotech's Management Performance Bonus Plan is designed to:

     1. Focus attention on the achievement of pre-established annual OTI performance objectives.

     2. Support the objective-setting processes - awards are tied to the accomplishment of OTI performance objectives.

     3. Attract and retain high-performing Officers, Sr. Directors/Directors, and Senior Managers.

OTI PERFORMANCE DETERMINES ACTUAL AWARDS

     Each year corporate executive management, with approval of the Compensation Committee of the Board of Directors, will establish annual OTI performance objectives and weightings for the coming year, in support of the annual business plan.

EACH PARTICIPANT HAS A TARGET INCENTIVE OPPORTUNITY

     As a participant in the Plan, you have a target incentive opportunity equal to a percentage of your annual base salary.

     The target incentive opportunity is the amount that would be paid if OTI performance results meet pre-established annual OTI performance objectives.

     The target incentive opportunity may differ from the actual payout:

     - The target incentive opportunity is the amount available for meeting all performance objectives.

     - The actual payout is the amount paid based upon the level of performance achieved. The payout may be higher, lower, or equal to the target incentive opportunity.

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THE TARGET INCENTIVE OPPORTUNITY IS A PERCENT OF BASE SALARY

     The target incentive opportunity is calculated as a percentage of base salary. Each year, as part of the planning process, corporate executive management, with approval of the Compensation Committee of the Board of Directors, will determine what the target incentive opportunities will be for Plan participants.

THE OTI PERFORMANCE MEASURES ARE ESTABLISHED EACH YEAR

     Each year performance measures will be reviewed to determine which specific performance measures best support the Company's business plan. An appropriate weighting will be determined for each performance measure selected. EBIT (or EBITDA) and Revenue Growth are performance measures that will be used each year.

RANGE OF EXPECTED PERFORMANCE

     At the beginning of each year, a range of performance will be established for the annual OTI performance objectives. This range will be based upon three levels of performance:

- Performance Gate, or minimum level of performance. Some performance measures may have a Performance Gate set, at which performance below the Performance Gate will result in no payout for that performance measure.

- Target, or planned level of performance. This represents 100% achievement of the OTI annual performance objectives.

- Maximum level of performance. Some performance measures may have a maximum performance level, at which a maximum payout will be made based upon annual OTI performance exceeding expectations.

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PERFORMANCE GATE

     Each year corporate executive management, with the approval of the Compensation Committee of the Board of Directors, may set minimum performance levels for one or more performance measures, below which there are no payouts.

PAYOUT BEYOND TARGET INCENTIVE OPPORTUNITY FOR OTI PERFORMANCE THAT EXCEEDS EXPECTATIONS

     Each year, based upon the Company performance objectives, corporate executive management, with the approval of the Compensation Committee of the Board of Directors, may decide that an additional payout will be made for performance that exceeds expectations. The actual payout is calculated by multiplying the level of achievement, times the weighting, times the target incentive opportunity.

PAYOUT BELOW TARGET INCENTIVE OPPORTUNITY FOR OTI PERFORMANCE THAT DOES NOT MEET EXPECTATIONS

     On a year-by-year basis, there may be a minimum level of achievement of pre-established OTI performance objectives, below which there will be no payout. In addition, if your individual performance is rated
     "Unsatisfactory" there will be no payout.

     Your actual payout will be less than the target incentive opportunity if OTI performance falls below expectations.

APPROVAL OF PAYOUTS

     The Human Resources and Finance Department will calculate actual payouts. The final approval comes from the CEO of OTI.

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ELIGIBILITY FOR PAYOUT

     Eligibility to participate in the Performance Bonus Plan is extended to Officers; Sr. Directors/Directors and named senior managers, who have been functioning in one of the stated positions. Payouts will be prorated, based upon months of eligibility.

     Eligible participants must be actively employed on the day of the payout to receive their Management Performance Bonus. However, if a participant retires, dies, or becomes permanently disabled during the plan year, a prorated payout will be paid based upon the time worked during the year. This payout may be granted at 100%, at the discretion of the Compensation Committee.

     Employees who are demoted during the Plan year will be eligible for a prorated payout based upon the number of months that they were in an eligible position. If they were in two different eligible positions, they will receive a prorated amount for the number of months in each eligible position.

PLAN CHANGES

     Each year, management reserves the right to reassess the terms and conditions of the plan and revise the plan design and components.

PAYOUT DETERMINATION

     Final payouts will be determined and paid out, as early as possible, following the year-end close and audit.